                                                                Exhibit 99(a)

                                CGU SAVINGS PLAN

                Financial Statements and Supplemental Schedule to
                            Accompany 2000 Form 5500
                     Annual Report of Employee Benefit Plan
                               Under ERISA of 1974
                 For the Years Ended December 31, 2000 and 1999

                                CGU SAVINGS PLAN

             INDEX OF FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

                                                                        PAGE(S)
Report of Independent Accountants                                          2

Statements of Net Assets Available for Benefits
December 31, 2000 and 1999                                                 3

Statements of Changes in Net Assets Available for Benefits
For the years ended December 31, 2000 and 1999                             4

Notes to Financial Statements                                            5-12

Supplemental schedule *:

   Schedule of Assets Held for Investment Purposes at end of year
   December 31, 2000                                                    13-16


* Other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

                                CGU SAVINGS PLAN

REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants and Administrator of CGU Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of CGU Savings Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at December 31, 2000 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 17, 2001

                                CGU SAVINGS PLAN

                 Statements of Net Assets Available for Benefits
                           December 31, 2000 and 1999

                                                                  2000                    1999
                                                                  ----                    ----
ASSETS
   Investments (Notes B,C,D,E)                                $ 429,326,812          $ 437,542,637
   Loans to Participants (Note A)                                12,034,215             13,484,182
                                                        --------------------    -------------------
         Net assets available for benefits                    $ 441,361,027          $ 451,026,819
                                                        ====================    ===================

              The accompanying notes are an integral part of these
                             financial statements.

                                CGU SAVINGS PLAN

           Statements of Changes in Net Assets Available for Benefits
                 For the years ended December 31, 2000 and 1999

                                                                                 2000                    1999
                                                                                 ----                    ----
ADDITIONS
   Investment income:
     Interest and dividend income (Notes C and D)                                $ 20,166,957            $ 21,325,995
     Interest income, participant loans (Note A)                                    1,045,267               1,135,698
     Net appreciation/(depreciation) in fair value of
     investments (Note D)                                                         (12,494,532)             16,241,091
                                                                          --------------------    --------------------
                                                                                    8,717,692              38,702,784
                                                                          --------------------    --------------------
   Contributions:
     Employer                                                                       9,804,609              10,452,378
     Participant                                                                   22,837,158              28,427,223
                                                                          --------------------    --------------------
                                                                                   32,641,767              38,879,601
                                                                          --------------------    --------------------

   Transfers In - Rollovers                                                         4,286,428                 668,665
   Transfers In - Plan Merger (Note H)                                                      -             167,788,000
    Other increases                                                                    33,063                       -
                                                                          --------------------    --------------------
                            Total additions                                        45,678,950             246,039,050
                                                                          --------------------    --------------------
DEDUCTIONS
   Benefits paid to participants                                                   55,314,056              49,063,097
   Miscellaneous                                                                       30,686                  16,430
                                                                          --------------------    --------------------
                            Total deductions                                       55,344,742              49,079,527
                                                                          --------------------    --------------------
Net increase/(decrease)                                                            (9,665,792)            196,959,523

Net assets available for benefits:
   Beginning of period                                                            451,026,819             254,067,296
                                                                          --------------------    --------------------
   End of period                                                                 $441,361,027            $451,026,819
                                                                          ====================    ====================

              The accompanying notes are an integral part of these
                             financial statements.

                                CGU SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

A.   DESCRIPTION OF THE PLAN
     The following description of the CGU Savings Plan ("Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     GENERAL
     The Plan is a defined contribution plan covering substantially all employees of CGU Insurance Company (the "Company"). It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     ELIGIBILITY
     Employees who complete ninety days of continuous service are eligible to participate in the Plan.

     CONTRIBUTIONS
     During 2000 and 1999, the maximum participants may contribute each year was 18 percent of annual compensation on a pre-tax and/or an after-tax basis, as defined in the Plan. Participants direct their contributions into various investment options offered by the Plan. The Company contributes on behalf of the participant 100 percent of the first 2 percent and 50 percent of the next 4 percent of base compensation that a participant contributes to the Plan. Contributions are subject to certain limitations.

     PARTICIPANT ACCOUNTS
     Each participant's account is credited with the participant's contribution and allocations of (A) the Company's contribution and (B) Plan earnings, net of an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

     VESTING
     Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the Company's contribution portion of their accounts is based on years of continuous service. A participant is 100 percent vested after three years of credited service.

     FORFEITURES
     Forfeitures are used to reduce future Company contributions. The balances as of December 31, 2000 and 1999, in the forfeiture account were $3,489 and $70,665, respectively. During 2000 and 1999, $370,000 and $369,594, respectively, of forfeited funds were used to offset employer contributions.

                                CGU SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

     PARTICIPANT LOANS
     Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime rate plus 1 percent as of the beginning of the month in which the loan was made.

     PAYMENT OF BENEFITS
     On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over a period of time. For termination of service for other reasons, a participant may only receive the value of the vested interest in his or her account as a lump-sum distribution.

     PLAN TERMINATION
     While the Company has not expressed any intent to discontinue their contributions or terminate the Plan, they are free to do so at any time. In the event the Plan is terminated, the Plan provides that each participant's balance, inclusive of Company contributions, becomes immediately 100 percent vested and shall be distributed to the participants.

B.   INVESTMENT OPTIONS
     During the plan years ended December 31, 2000 and 1999, participants were able to allocate their contributions among the following investment options:

         CGU Equity Fund: Seeks long-term growth of capital and some dividend growth.

         CGU Fixed Income Fund: Seeks growth of income.

         CGU Fully Managed Fund: Seeks long-term growth of capital and income.

         Stein Roe Disciplined Stock Fund: Seeks capital appreciation. The fund invests primarily in common stocks, and favors securities of companies expected to benefit from special factors or trends.

         Vanguard 500 Index Fund: Seeks to provide long-term growth of capital and income from dividends by holding all of the 500 stocks that make up the unmanaged Standard & Poor's 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance.

         Vanguard Asset Allocation Fund: Seeks to provide long-term growth of capital and income by investing in common stocks, long-term U.S. Treasury bonds, and money market instruments. The mix of assets changes from time to time, depending on which mix appears to offer the best combination of expected returns and risk.

                                CGU SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

         Vanguard Extended Market Index Fund: Seeks to provide long-term growth of capital by attempting to match the performance of the Wilshire 4500 Equity Index, an unmanaged index made up mostly of mid- and small-capitalization companies.

         Vanguard High-Yield Corporate Fund: Seeks to provide a high level of interest income by investing in high-yield corporate bonds, or `junk` bonds. These bonds pay higher interest rates because they are considered to carry greater risk of default than bonds with higher credit ratings.

         Vanguard International Growth Fund: Seeks to provide long-term growth of capital by investing in stocks of high-quality, seasoned companies based outside the United States. Stocks are selected from more than 15 countries.

         Vanguard Long-Term Corporate Fund: Seeks to provide a high and sustainable level of interest income by investing primarily in a diversified group of long-term bonds issued by corporations with strong credit ratings.

         Vanguard Prime Money Market Fund: Seeks to provide income and a stable share price of $1 by investing in short-term, high-quality money market instruments issued by financial institutions, nonfinancial corporations, the U.S. government, and federal agencies.

         Vanguard Short-Term Corporate Fund: Seeks to provide income while maintaining a high degree of stability of principal by investing in short-term bonds, including high-quality corporate and U.S. Treasury securities.

         Vanguard Small-Cap Index Fund: Seeks to provide long-term growth of capital by investing in a sample of stocks in the Russell 2000 Index, an unmanaged index of smaller companies.

         Vanguard Total International Stock Index Funds: Seeks to provide long-term growth of capital by investing in three other Vanguard mutual funds: the European Stock Index Fund, Pacific Stock Index Fund, and Emerging Markets Stock Index Fund. This gives the Total International Stock Index Funds exposure to stocks from more than 30 countries.

         Vanguard Wellington Fund: Seeks to provide income and long-term growth of capital without undue risk to capital by investing about 65% of its assets in stocks and the remaining 35% in bonds.

         Vanguard Windsor Fund: Seeks to provide long-term growth of capital and income by investing in stocks believed to be undervalued by the market. It focuses on stocks selling at prices that seem low in relation to such factors as past earnings, potential growth, and dividend payments.

                                CGU SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS



         Vanguard Windsor II Fund: Seeks to provide long-term growth of capital and income from dividends by investing in a diversified group of out-of-favor stocks of large-capitalization companies. The stocks generally sell at prices below the overall market average compared to their dividend income and future return potential.

         CGU Stable Value Fund: Seeks to provide a high level of income and a stable unit value of $1 in most cases.

C.   SUMMARY OF ACCOUNTING POLICIES
     The following accounting policies, which conform to accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan's financial statements:

     BASIS OF ACCOUNTING
     The financial statements of the Plan are prepared under the accrual method of accounting.

     USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

     INVESTMENT VALUATION AND INCOME RECOGNITION
     The Plan's investments are stated at fair value, except for its investment contract(s), which are valued at contract value (Note E). Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. Participant loans are valued at cost, which approximates fair value. Shares in common/collective trust funds are valued at the net asset value of the Plan's shares held, as determined by the Custodian. Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

     In accordance with the policy of stating investments at fair value, the Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

                                CGU SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

     BENEFIT PAYMENTS
     Benefits are recorded when paid.

     RISKS AND UNCERTAINTIES
     The Plan provides various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, money market funds, and other investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the Statement of Net Assets Available for Benefits and the Statement of
     Changes in Net Assets Available for Benefits.

     RECLASSIFICATION
     Certain 1999 balances have been reclassified to be comparative with 2000 disclosure.

                                CGU SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

D.   INVESTMENTS
     The following presents the fair value of investments that represent 5 percent or more of the Plan's net assets.

                                                                                   As of December 31,
                                                                   --------------------------------------------
                                                                               2000                  1999
                                                                   --------------------------------------------
    Investments, at fair value
         Vanguard 500 Index Fund                                             $ 44,078,509         $ 41,118,271
         Vanguard Wellington Fund                                              24,507,402           24,993,047
         Vanguard Windsor Fund                                                 42,062,437           43,351,449

                                                                               Years Ended December 31,
                                                                   --------------------------------------------
                                                                               2000                  1999
                                                                   --------------------------------------------
    Interest and dividend income on investments
         Interest income                                                      $ 5,344,155          $ 5,729,487
         Dividend income                                                       14,822,802           15,596,508
                                                                   ----------------------- --------------------
                Total interest and dividend income                           $ 20,166,957         $ 21,325,995
                                                                   ======================= ====================

     During 2000 and 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

                                                                               Years Ended December 31,
                                                                   --------------------------------------------
                                                                               2000                  1999
                                                                   --------------------------------------------
    Net appreciation/(depreciation) in fair value of
    investments, by type
         Common Stock                                                        $ (3,325,445)         $ 17,889,033
         Corporate Bonds                                                          175,300            (3,193,867)
         US Government Bonds                                                        3,200              (495,184)
         Registered Investment Companies                                       (9,347,587)            2,041,109
                                                                   ----------------------- --------------------
         Net appreciation/(depreciation) in fair value of
         investments                                                        $ (12,494,532)         $ 16,241,091
                                                                   ======================= ====================

                                CGU SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

E.   INVESTMENT CONTRACTS (CGU STABLE VALUE FUND)
     The Plan has entered into benefit-responsive investment contracts with AIG Financial Products, Allstate Life Insurance, Bayerische Landesbank, CDC Financial Products, Deutsche Bank, GE Life and Annuity Insurance, John Hancock Life Insurance, Life of Virginia, Metropolitan Life Insurance, JP Morgan, New York Life Insurance, Rabobank Nederland, and Vanguard Prime Money Market Fund. These institutions maintain the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value as reported to the Plan by these institutions. Contract value represents contributions made under the contracts, plus earnings, less participant withdrawals and administrative expenses. The average yields during the years ended December 31, 2000 and 1999 were 6.24 percent and 6.15 percent, respectively. The crediting interest rates ranged from
     5.37 to 7.64 percent and 5.37 to 7.08 percent at December 31, 2000 and 1999, respectively. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than 0 percent. Such interest rates on synthetic contracts are reviewed on a quarterly basis for resetting.

F.   RELATED PARTY TRANSACTIONS
     The Plan invests in shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company ("VFTC"). VFTC acts as trustee for only those investments as defined by the Plan. The Plan also has investments, which are managed by CGU Asset Management, an affiliate of the Company. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules. Participants' loans also constitute party-in-interest transactions.

G.   TAX STATUS
     The Internal Revenue Service has determined and informed the Company by a letter dated September 20, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

H.   PLAN MERGER
     On June 2, 1998, Commercial Union Corporation and General Accident Corporation of America merged. As a result of this merger the Employee Savings Plan of the Commercial Union Insurance Companies was merged into the Employees' Savings Plan of General Accident Insurance Company effective January 1, 1999. The resulting plan was then amended and renamed the CGU Savings Plan. On that date the merged assets of the Commercial Union Insurance Company Pension Plan totaled approximately $167,788,000.

                                CGU SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

I.   SUBSEQUENT EVENT
     On June 1, 2001 the Company was sold to White Mountains Insurance Group, Ltd. and the Plan was amended to change the name of the Plan to OneBeacon Insurance Savings Plan. In connection with the sale of the Company, an affiliated group with participants in the Plan, CGU Life Insurance Company, was divested and the assets and obligations in the amount of $6,660,142 associated with these participants were transferred out to a newly created qualified plan.

     Employees who were employed on or before the sale completion date of June 1, 2001 and who remain as active employees as of December 31, 2001 will be provided with two shares of White Mountains Insurance Group, Ltd. which shall be directed into employee's Savings Plan accounts on December 31, 2001.

                                CGU SAVINGS PLAN

            SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF
                             YEAR DECEMBER 31, 2000
                    (Form 5500, Schedule H, Part IV Line 4i)

    IDENTITY OF ISSUE                         SECURITY DESCRIPTION                                 MARKET VALUE
COMMON STOCK
    ADC TELECOMMUNICATIONS INC                31,600                                                   $  572,743
    AFLAC INC                                 26,000                                                    1,876,875
    ALCOA INC                                 15,000                                                      502,500
    ALLSTATE CORP                             25,000                                                    1,089,063
    ALLTEL CORP                                9,200                                                      574,425
    ALZA CORP                                 27,200                                                    1,156,000
    AMERICA ONLINE INC DEL                    22,000                                                      765,600
    AMERICAN EXPRESS CO                       21,900                                                    1,203,131
    AMERICAN GEN CORP                          8,600                                                      700,900
    AMERICAN INTL GROUP INC                   19,300                                                    1,902,256
    AMGEN INC                                 18,000                                                    1,150,875
    ANHEUSER BUSCH COS INC                    25,000                                                    1,137,500
    AUTOMATIC DATA PROCESSING INC             12,800                                                      810,400
    BAXTER INTL INC                            6,000                                                      529,875
    BELLSOUTH CORP                            17,300                                                      708,219
    BRISTOL MYERS SQUIBB CO                   16,500                                                    1,219,969
    BROADWING INC                             20,000                                                      458,531
    CELESTICA INC SUB VTG SHS                  6,800                                                      368,900
    CHEVRON CORP                               6,000                                                      506,625
    CISCO SYS INC                             59,500                                                    2,275,875
    CITIGROUP INC                             38,266                                                    1,953,958
    CLEAR CHANNEL COMMUNICATIONS              15,510                                                      751,266
    COASTAL CORP                              21,000                                                    1,854,563
    COMPUTER ASSOC INTL INC                    2,700                                                       52,650
    COSTCO WHSL CORP NEW                      26,000                                                    1,038,375
    DEERE & CO                                12,500                                                      572,656
    DELL COMPUTER CORP                        27,800                                                      484,763
    ECOLAB INC                                14,500                                                      626,219
    ELECTRONIC DATA SYS CORP NEW              10,000                                                      577,500
    EMC CORP MASS                             20,500                                                    1,363,250
    EMERSON ELEC CO                           13,300                                                    1,048,206
    EOG RES INC                               20,300                                                    1,110,156
    EXXON MOBIL CORP                          28,299                                                    2,460,244
    FANNIE MAE                                19,500                                                    1,691,625
    FIRSTAR CORP                              22,600                                                      525,450
    FOUNDRY NETWORKS INC                       3,800                                                       57,000
    GENERAL ELEC CO                           90,300                                                    4,328,756
    GLOBAL CROSSING LTD                       31,500                                                      450,844
    GUIDANT CORP                              16,000                                                      863,000
    HALLIBURTON CO                            17,500                                                      634,375
    HEWLETT PACKARD CO                         7,700                                                      243,031
    HOME DEPOT INC                            19,000                                                      868,063
    HOUGHTON MIFFLIN CO                       26,500                                                    1,228,938
    IBM CORP                                  15,500                                                    1,317,500
    ILLINOIS TOOL WKS INC                     13,000                                                      774,313

                                CGU SAVINGS PLAN

            SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF
                             YEAR DECEMBER 31, 2000
                    (Form 5500, Schedule H. Part IV Line 4i)

    IDENTITY OF ISSUE                         SECURITY DESCRIPTION                                   MARKET VALUE
    INTEL CORP CALIF                          57,500                                                  $ 1,728,594
    INTERPUBLIC GROUP COS INC                 23,500                                                    1,000,219
    INTUIT                                    15,800                                                      623,113
    JOHNSON & JOHNSON                         10,000                                                    1,050,625
    KEYSPAN CORP                              36,000                                                    1,525,500
    KIMBERLY CLARK CORP                        9,400                                                      664,486
    KOHLS CORP                                10,500                                                      640,500
    L-3 COMMUNICATIONS HLDGS INC              13,700                                                    1,054,900
    MARSH & MCLENNAN COS INC                  14,000                                                    1,638,000
    MAXIM INTEGRATED PRODS INC                 9,200                                                      439,875
    MELLON FINL CORP                          28,000                                                    1,377,250
    MERCK & CO INC                            19,200                                                    1,797,600
    MERRILL LYNCH & CO INC                    14,400                                                      981,900
    METLIFE INC                               20,000                                                      700,000
    MICROSOFT CORP                            45,500                                                    1,973,563
    NABORS INDS INC                           11,300                                                      668,395
    NORTEL NETWORKS CORP NEW                  24,800                                                      795,150
    NOVELLUS SYS INC                          12,900                                                      463,594
    ORACLE CORPORATION                        34,200                                                      993,938
    PEPSICO INC                               26,000                                                    1,288,625
    PFIZER INC                                61,375                                                    2,823,250
    PHARMACIA CORP                            14,600                                                      890,600
    PNC FINANCIAL SERVICES GROUP              15,000                                                    1,095,938
    POTOMAC ELEC PWR CO                       33,500                                                      827,785
    PROCTER & GAMBLE CO                       12,000                                                      941,250
    QUALCOMM INC                               6,600                                                      542,438
    SBC COMMUNICATIONS INC                    29,500                                                    1,408,625
    SCHERING PLOUGH CORP                      14,400                                                      817,200
    SCIENTIFIC ATLANTA INC                    13,000                                                      423,313
    SOLECTRON CORP                            12,000                                                      406,800
    SOUTHWEST AIRLS CO                        31,700                                                    1,062,901
    SUN MICROSYSTEMS INC                      24,800                                                      691,300
    SYSCO CORP                                46,000                                                    1,380,000
    TEXACO INC                                15,000                                                      931,875
    TEXAS INSTRS INC                          17,600                                                      833,800
    TIME WARNER INC                           13,000                                                      679,120
    TYCO INTL LTD NEW                         24,000                                                    1,332,000
    VERITAS SOFTWARE CO                        4,800                                                      420,000
    VERIZON COMMUNICATIONS                    36,830                                                    1,846,104
    VIACOM INC CL B                           20,615                                                      963,751
    VIVENDI UNIVERSAL SPONSORED                7,520                                                      491,150
    WAL MART STORES INC                       29,500                                                    1,567,188
    WALGREEN CO                               22,500                                                      940,781
    WELLPOINT HEALTH NETWORK INC               8,700                                                    1,002,675
    WELLS FARGO & CO NEW                      24,500                                                    1,364,344

                                CGU SAVINGS PLAN

            SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF
                             YEAR DECEMBER 31, 2000
                    (Form 5500, Schedule H, Part IV Line 4i)

   IDENTITY OF ISSUE                          SECURITY DESCRIPTION                                   MARKET VALUE
CORPORATE BONDS
     3M EMPLOYEE STK OWNERSHIP 144A           5.620% 07/15/2009                                      $    840,414
     BELO A H CORP SR NTS                     7.125% 06/01/2007                                         1,236,716
     CHASE MANHATTAN CORP SUB NTS             7.125% 06/15/2009                                         2,027,240
     CONOCO INC SR NTS                        6.350% 04/15/2009                                         1,988,080
     CROWN CORK & SEAL INC NT                 8.375% 01/15/2005                                           525,000
     DAIMLER-BENZ NA MTN #TR00001             7.375% 09/15/2006                                         1,250,950
     DEERE & CO DEB                           7.850% 05/15/2010                                         2,127,280
     DOVER CORP NT                            6.450% 11/15/2005                                         1,001,750
     DOVER CORP NTS                           6.250% 06/01/2008                                           287,775
     DU PONT EI DE NEMOURS & CO NT            6.875% 10/15/2009                                         2,058,480
     ELECTRONIC DATA SYS CORP NT              7.125% 10/15/2009                                         2,060,520
     FHLMC MULTICLASS CTF 1506 PH             6.750% 04/15/2008                                         1,016,250
     FORD MTR CR CO NTS                       7.200% 06/15/2007                                           995,090
     GENERAL ELEC CAP MTN #TR 00549           8.280% 11/03/2004                                           646,194
     HANSON PLC FORMERLY HANSON TR            7.875% 09/27/2010                                           997,500
     HARVARD UNIV MASS                        8.125% 04/15/2007                                         1,148,194
     INTERNATIONAL PAPER CO                   7.500% 05/15/2004                                         1,013,900
     JOHNSON CONTROL INC NOTES                6.300% 02/01/2008                                           475,040
     KINDER MORGAN ENERGY 144A                7.500% 11/01/2010                                         1,037,956
     MARSH & MCLENNAN COS INC                 7.125% 06/15/2009                                         1,534,530
     MATTEL INC MTN # TR 00019                7.480% 04/22/2009                                           926,090
     NEWELL CO MTN #TR 00032                  5.420% 10/21/2003                                         2,461,475
     NORFOLK & WESTN RY CO SER 21             8.750% 02/01/2001                                           500,590
     PEARSON INC GTD NT 144A                  7.375% 09/15/2006                                         1,031,890
     RAILCAR TR NO 1992-1                     7.750% 06/01/2004                                           347,615
     SARA LEE CORP MTN # TR 00020             6.275% 02/23/2004                                         1,510,155
     ST PAUL COS INC MTN # TR 00054           6.730% 07/14/2005                                         1,025,700
     STANDARD CR CARD 94-2 CTF CL A           7.250% 04/07/2008                                         2,102,500
     STIEBE PLC NT 144 A                      7.125% 01/15/2007                                           513,280
     TBC INC POOLED EMPLOYEE FUNDS            DAILY LIQUIDITY FUND                                      5,267,494
     TRIBUNE CO MTN #TR 00043                 5.900% 01/24/2006                                           983,070
     VIRGINIA ELEC&PWR MTN TR 00027           7.950% 12/18/2001                                         1,526,895
US GOVERNMENT BONDS
     U S TREASURY NOTES                       06.250% 02/15/2003                                        1,021,090
     U S TREASURY NOTES                       06.500% 05/15/2005                                        1,055,000
CGU STABLE FUND - INSURANCE CONTRACTS
  ** AIG Financial Products 1050              6.21%  4/30/2003                                          4,207,227
  ** Allstate Life Insurance GA-6117          5.37%  4/30/2002                                          5,178,672

                                CGU SAVINGS PLAN

            SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF
                             YEAR DECEMBER 31, 2000
                    (Form 5500, Schedule H, Part IV Line 4i)

     IDENTITY OF ISSUE                        SECURITY DESCRIPTION                                   MARKET VALUE
  ** Bayerische Landesbank 97002              6.47%  2/15/2002                                       $  6,339,410
  ** CDC Financial Products 362-01            6.11%  4/15/2001                                          2,644,109
  ** CDC Financial Products 362-02            5.99%  12/2/2003                                          5,024,185
  ** CDC Financial Products 362-03            5.75%  2/8/2004                                           6,056,169
  ** Deutsche Bank VGGEN                      6.69%                                                     6,729,125
  ** GE Life and Annuity Assurance GA-3328    6.77%  5/15/2004                                          2,194,455
  ** John Hancock Life Insurance 9580         6.30%  10/15/2002                                         3,654,495
  ** John Hancock Life Insurance GAC -14647   6.77%  7/15/2004                                          2,194,455
  ** Life of Virginia GA - 3216               5.45%  1/31/2003                                          4,018,653
  ** Metropolitan Life Insurance 25656        7.13%  5/15/2005                                          4,071,581
  ** JP Morgan 97-04                          6.93%  3/31/2002                                          7,719,856
  ** New York Life Insurance GA31132          7.64%  10/15/2004                                         4,157,948
  ** New York Life Insurance 31132-002        6.29%  8/15/2005                                          4,002,001
  ** Rabobank Nederland 69702                 6.73%  6/30/2002                                          3,766,026
  ** Rabobank Nederland 69702                 6.80%                                                     3,745,839
  ** Rabobank Nederland 99601                 6.84%                                                     6,532,321
  ** Vanguard Prime Money Market Fund         6.32%                                                     2,970,160
PARTICIPANT LOANS
*    Participant Loans                        7% - 11.7%                                               12,034,215
REGISTERED INVESTMENT COMPANIES
*    Stein Roe Disciplined Stock Fund                                                                  11,482,743
*    Vanguard 500 Index Fund                                                                           44,078,509
*    Vanguard Asset Allocation Fund                                                                    11,078,093
*    Vanguard Extended Mkt Index Fund                                                                  12,748,750
*    Vanguard High-Yield Corp Fund                                                                      1,164,221
*    Vanguard Int'l Growth Fund                                                                        10,907,411
*    Vanguard LT Corporate Fund                                                                         5,989,901
*    Vanguard Prime Money Mkt Fund                                                                     18,239,024
*    Vanguard Small-Cap Index Fund                                                                      3,905,177
*    Vanguard ST Corporate Fund                                                                         2,156,145
*    Vanguard Total Int'l Stock Idx Fund                                                                2,773,410
*    Vanguard Wellington Fund                                                                          24,507,402
*    Vanguard Windsor Fund                                                                             42,062,437
*    Vanguard Windsor II Fund                                                                          15,008,221
                                                                                          ------------------------
                                                                                                    $ 441,361,027
                                                                                          ========================

*  Denotes party-in-interest.
** Stated at contract value.
Cost omitted for participant directed investments.